Exhibit 99.2

CTG

Q4 2012 Earnings Conference Call

Jim Culligan

Thank you,                     , and good morning everyone. We certainly appreciate your time and your interest in CTG. On the call today, we have CTG’s Chief Executive Officer, Jim Boldt, and Brendan Harrington, Senior Vice President and Chief Financial Officer. Jim and Brendan are going to review the results for the fourth quarter of 2012 and then update you on the Company’s strategy and outlook. We’ll follow with an opportunity for Q&A. If you don’t have the news release discussing our financial results, you can access it at the Company’s website at www.ctg.com.

Before we begin, I want to mention that statements in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations, and predictions for the future are forward-looking statements. It’s important to note that the Company’s actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our earnings release as well as in the Company’s SEC filings. You can find these at our website, or the SEC’s website at. Please review our forward-looking statements in conjunction with these precautionary factors. With that, I’d like to turn it over to Jim to begin the discussion.

Jim Boldt

Thanks Jim and good morning everyone, this is Jim Boldt. I want to thank you for joining us this morning for our fourth quarter earnings conference call. As you saw in our news release, we had an excellent fourth quarter with revenue increasing 7% over 2011 and earnings per share, excluding the life insurance gain, increasing 20%. Revenue was at the low end of our guidance and earnings per share, excluding the onetime insurance gain, was at the high end of our guidance reflecting strong growth in our more profitable solutions work. As we expected, our higher margin solutions business continues to grow and increased 12% in the fourth quarter of 2012 while revenue from our lower margin staffing business grew by approximately 3% when compared with the fourth quarter of 2011. I am going to talk more about our results and what we see for the 2013 first quarter and the full year, but first I am going to ask Brendan to start us off with a review of our financial results.

Brendan Harrington

Thanks Jim. Good morning everyone.

For the fourth quarter of 2012, CTG’s revenue was $107.9 million, an increase of $7.0 million or 6.9 percent compared with the fourth quarter of 2011. Fourth quarter 2012 had 64 billing days, one more day than in the fourth quarter 2011.

Solutions revenue in the fourth quarter of 2012 increased $5.0 million or 12 percent compared to the fourth quarter 2011 and totaled $45.3 million. As a percentage of total revenue, solutions revenue was 42 percent compared with 40 percent a year ago. The continued improvement in our business mix is mainly being driven by revenue growth from more profitable healthcare projects. Staffing revenue in the quarter increased $2 million, or 3.4 percent, to $62.6 million.

Fourth quarter revenue from IBM, our largest customer, was $27.9 million compared with $27.4 million in fourth quarter 2011. As a percent of total revenue, revenue from IBM decreased to 25.8 percent in the 2012 fourth quarter compared with 27.2 percent of total revenue in the 2011 fourth quarter. Our revenue from IBM in the quarter was negatively impacted by approximately $2.1 million when compared with the fourth quarter 2011 as a result of IBM’s spinoff of its retail business to another large company. Although this change lowered our revenue from IBM, the spin off had no impact on CTG’s overall revenue since we’ve retained the business with this new client.

Revenue from our European operations was $18.3 million, an 11 percent increase from the $16.5 million recorded in last year’s fourth quarter. The effect of foreign currency fluctuations during the fourth quarter of 2012 decreased consolidated revenue by approximately $700,000, or 0.6 percent. On a local currency basis, our European revenue increased by 15.2 percent compared with the 2011 fourth quarter.

Direct costs as a percentage of revenue were 78.3 percent in the fourth quarter compared with 77.4 percent in the fourth quarter of 2011. SG&A expenses as a percent of revenue decreased to 15.8 percent from 17.2 percent in the fourth quarter of 2011.

The billable travel expenses included in the fourth quarter 2012 revenue and direct costs are $3.2 million. The billable travel expenses for the fourth quarter 2011 totaled $3.3 million.

Fourth quarter operating income grew to $6.4 million, an increase of $939,000 or 17 percent year-over-year. Operating margin in the fourth quarter increased to 5.9 percent of revenue, a 50 basis point improvement from last year’s 5.4 percent. The year-over-year increases in operating income and margin were due primarily to the increase in the solutions business in our sales mix and the additional operating leverage.

Net income in the fourth quarter includes a gain on non-taxable proceeds from a life insurance policy of $845,000 or five cents per share. Excluding this gain on life insurance proceeds, net income was $4.0 million, an increase of $735,000 or 22 percent compared to the fourth quarter 2011. On a per diluted share basis, excluding the life insurance gain, net income per diluted share was 24 cents for the quarter, an increase of 20 percent compared to the fourth quarter of 2011.

Both the 2012 and 2011 fourth quarter results include equity compensation expense of approximately $0.02 per diluted share, net of tax.

The tax rate for the 2012 fourth quarter was 32 percent compared with 38 percent in the 2011 fourth quarter. The primary difference in the tax rate for the quarter is that the life insurance proceeds are non-taxable. We expect the tax rate for the full year 2013 to be between 37 and 39 percent compared to 38.4 percent for 2012, excluding the approximately $1.3 million of non-taxable insurance proceeds received in the second and fourth quarters of 2012.

Our headcount at the end of the fourth quarter was 3,900, 100 people, or 3 percent, higher compared to the end of the third quarter 2012. Of the 3,900 employees at the end of 2012, 90 percent were billable resources.

At the end of 2012, we had no debt and $40.6 million of cash on the balance sheet compared to $22.4 million of cash at the end of 2011. Both 2012 and 2011 ended between a U. S. biweekly payroll date.

Our day’s sales outstanding was 61 days at the end of 2012, one day lower than at the end of 2011. Our cash provided by operations in the fourth quarter of 2012 was approximately $11.4 million as compared with approximately $10.2 million in the fourth quarter of 2011. In the quarter, we had $778,000 in capital expenditures and recorded depreciation expense of $943,000.

We repurchased approximately 25,000 shares of CTG common stock during the fourth quarter of 2012. As of today our repurchase authorization is for approximately 535,000 shares. As it remains accretive to our earnings, we intend to continue our repurchase program during 2013, Jim.

Jim Boldt

Thanks Brendan.

As I mentioned, in aggregate our solutions business, which is significantly more profitable than our staffing business, increased by 12% in the fourth quarter of 2012. The solutions business was 42% of our total revenue in the fourth quarter.

The growth in solutions work is primarily coming from healthcare projects and is continuing to drive margin expansion. Overall, our healthcare solutions business was up 15% over the fourth quarter of last year.

On our conference call at the end of October, we mentioned we had received three RFPs for electronic medical record projects for which the hospitals had not decided what IT services firms would be awarded those projects. In addition, we received four RFPs for EMR projects since then. Of those seven projects, we won three projects, lost one project, one RFP was withdrawn and we still have two bids outstanding for which an IT Services firm has not been selected.

When we started the fourth quarter of 2012 we had 18 active EMR projects. During the fourth quarter, one project came to an end. Therefore, at the end of the fourth quarter of 2012 we had 17 active EMR projects. In 2013 we expect our EMR work to continue to grow as the size and scope of the engagements continues to increase.

As we have mentioned before, currently we have a significant amount of opportunity for EMR business. While we expect continued growth in EMR work, competition for the limited number of resources with EMR experience challenges our ability to grow our EMR business to its full potential until the market begins to accept newly trained staff.

Our software as a service, or SAAS offerings, are beginning to contribute to our growing profitability. While still only approximately 1% of our total revenue our IT medical management and fraud, waste and abuse offerings added approximately two cents to earnings per share in the fourth quarter of 2012 when compared to the fourth quarter of last year.

Having covered healthcare, I would also like to talk about the other three vertical markets on which we focus. Our technology service provider market, which is all staffing business, increased by 1% in the fourth quarter. As to our energy and financial services verticals, both increased during the fourth quarter of 2012.

Turning to our staffing business its revenue was up 3% when you compare the fourth quarter of 2012 to the fourth quarter of 2011. We would depict our staffing business as improving in the fourth quarter of 2012. If you look at our staffing business in local currencies, revenue increased by 4% in the quarter.

Looking to the first quarter of 2013, we are forecasting total revenue to be in the range of $107 to $109 million or a 4% increase at the mid-point of our guidance over last year’s first quarter. We have one less billing day in the first quarter of 2013 which is limiting our revenue growth. We are forecasting earnings per share in the first quarter of 2013 to be in the range of 23 to 25 cents per diluted share, or a 20% increase over 2012 at the mid-point of our guidance.

For the 2013 full year, we expect a revenue range of $450 to $460 million or a 7% increase at the mid-point of our guidance over 2012. Based upon our revenue forecast and the anticipated mix of business, we expect 2013 net income per diluted share to be in the range of $1.02 to $1.12 or a 22% increase from 2012 at the mid-point of our guidance, excluding the gains from life insurance proceeds in 2012.

We thought it would be helpful to briefly share our thinking on how we set our guidance for this year. We are currently seeing tremendous opportunities in our healthcare business. We think our healthcare solutions business will grow by approximately 20% in 2013. Given the opportunities in the market, we could grow faster than that, however, there are significant shortages of experienced health IT labor in the market and our customers are not yet willing to accept recently trained staff. We, therefore, believe resource availability will continue to be the limiting factor for growth in our healthcare business in 2013.

For our non-healthcare solutions business we are projecting a revenue increase of approximately 3% in 2013.

We are forecasting a 2% increase in our staffing business in 2013. This assumes that there is slow, tepid growth in the US and European economies.

We are very optimistic about CTG’s growth going forward. Our staffing business is showing signs of improving and will continue to do so as the world’s economies improve.

Our US healthcare business continues to grow, particularly as some of the larger hospital systems begin EMR projects. With the recent acquisition of eTrinity, a Benelux health IT consulting firm, we have positioned CTG to participate in the adoption of US packaged software by European hospitals. While those implementation projects will most likely not start until the latter part of 2013 or the beginning of 2014, the European adoption of US software gives us the potential to create a European healthcare business which conceivably could over time grow to the size of our US healthcare business.

We have been working on approximately a half dozen betas with states and payers over the last twelve months for our fraud, waste and abuse application. While these opportunities have a very long sales cycle, we are hopeful that we will begin to close some of those opportunities in 2013.

We are currently building out our IT medical management model for four more severe and chronic diseases. That means that by the end of 2013 the IT medical model will be capable of handling five of the ten chronic diseases that account for approximately 70% of all healthcare costs in the US.

We are also working with a client to combine genomic sequencing with electronic medical records. This will be only the third time that we know of that this combination has been done. This work will position CTG with one of the first of its kind cutting edge offering in the genomic science field.

We think that if you look at where CTG is positioned in healthcare, the world’s fastest growing industry, you can see why we are so optimistic about our future growth opportunities. Given our optimism about the future we thought that it was time for CTG to pay a dividend. As you saw in our news release, our board declared a quarterly dividend of five cents per share. On an annualized basis a quarterly dividend at that rate would represent an approximate return to shareholders of 1%. Given CTG’s strong earnings and cash flow we believe we can pay a dividend at that rate and still provide adequate cash for operations, fund our stock repurchase program and allow us to do strategic acquisitions.

With that, I’d like to open the call to questions if there are any. Operator, if you would please manage our question and answer period.

We expect another year of double-digit earnings growth for CTG, our seventh out of the last eight years. CTG is firmly established in healthcare, one of the fastest growing major U.S. industries. We have offerings for electronic medical records, ICD-10 conversions, accountable care organizations, genomic sequencing and IT management models for chronic diseases, all of which are expected to be in strong demand for several years. As such, we remain very excited about CTG’s future growth prospects.

I would like to thank you for your continued support and for joining us this morning. Have a great day.